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EXHIBIT A.
NEWS
FOR IMMEDIATE RELEASE                                October 8, 1996
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For further information, please contact:
Ms. Marie Meisenbach Graul
Chief Financial Officer
Schawk, Inc.  (847) 827-9494

                      SCHAWK, INC. ACQUIRES STANMONT, INC.
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     Des Plaines, IL -- Tuesday, October 8, 1996 -- Schawk, Inc., (NYSE-SGK) a
leading imaging and information services and plastics manufacturing Company, announced today that it has completed the acquisition of StanMont, Inc. of Montreal, Quebec, Canada, a privately held company with 1995 revenues of $20 million. StanMont has operations in Montreal and two facilities in Toronto, Ontario, operating under the names of Batten Graphics and Cyber Images. Schawk acquired 100% of the stock of StanMont, Inc. The Companies are not disclosing the terms of the transaction.


     "I am pleased that StanMont is now a part of the Schawk Family of Companies," said David A. Schawk, Chief Executive Officer of Schawk, Inc. "This acquisition is consistent with the strategic objective of growing the Schawk Companies in a manner which will enable us to supply the increasingly sophisticated global imaging requirements for our multinational clients."


     Mr. Schawk stated, "StanMont brings to Schawk a sizable Canadian operation which produces imaging products for the packaging, retail, collateral and advertising markets. StanMont and Schawk will operate together as part of a global Company, shortening lead times for our new, as well as existing
multinational client base."   Schawk continued, "Another result of the
combination will be greater purchasing power, the continuing expansion of our imaging technology base, and the ability to offer a global solution in managing a consumer product company's marketing images across international borders.
We believe that this transaction will further enhance our ability to better serve our multinational client base."


     Schawk, Inc.'s Imaging and Information Technologies Group is a leader in the imaging industry, providing a complete line of premium prepress services and products for food, beverage and consumer products packaging as well as related marketing and advertising materials, art production design services and the management of customer' electronic data files. Through its Plastics Group, Schawk is a global manufacturer of filtration devices and thermoformed packaging for the healthcare, automotive, consumer and industrial markets. For more information about Schawk, Inc., please call Marie Meisenbach Graul at 847-827-9494.

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